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                                                                    EXHIBIT 12.1

                      Visteon Corporation and Subsidiaries
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)

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
                                                         For the Years Ended December 31,
                                              ----------------------------------------------------
                                                2000       1999       1998       1997       1996
                                              --------   --------   --------   --------   --------
Earnings
  Income before income taxes                  $   439    $ 1,172    $ 1,116    $   815    $   604

  Equity in net (income)/loss of affiliates
    plus dividends from affiliates                (39)       (23)        (9)       (13)       (31)
  Adjusted fixed charges a/                       212        172        104         98         90
                                              -------    -------    -------    -------    -------
     Earnings                                 $   612    $ 1,321    $ 1,211    $   900    $   663
                                              =======    =======    =======    =======    =======

Fixed Charges
  Interest expense b/                         $   176    $   149    $    86    $    94    $    79
  Interest portion of rental expense c/            39         24         17         12          7
                                              -------    -------    -------    -------    -------
     Fixed charges                            $   215    $   173    $   103    $   106    $    86
                                              =======    =======    =======    =======    =======

Ratios
  Ratios of earnings to fixed charges             2.8        7.6       11.8        8.5        7.7
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a/ Fixed charges, as shown below, adjusted to exclude the amount of interest capitalized during the period.

b/ Includes interest, whether expensed or capitalized, and amortization of debt issuance expense and discount or premium relating to any indebtedness.

c/ One-third of all rental expense is deemed to be interest.